Exhibit 5.1

August 30, 2016
SAExploration Holdings, Inc.
1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079

Ladies and Gentlemen:

We have acted as counsel to SAExploration Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time of up to 3,083,359 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), by the selling stockholders identified in the prospectus accompanying the Registration Statement (the “Prospectus”). References in this opinion letter to the Registration Statement include the Prospectus. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary and appropriate for the purposes of expressing the opinion contained herein, including, without limitation, the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company, the Second Amended and Restated Bylaws of the Company and resolutions adopted by the Board of Directors of the Company. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. As to any facts which we have not independently established or verified, we have relied upon statements and representations of the Company and others.
Based solely upon the foregoing and subject to the limitations and qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable by the Company.
The opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware and the reported judicial decisions interpreting such law.
The opinion expressed herein is based upon facts covered by our opinion and the above-referenced laws and authorities, each as in existence on this date. Such laws and authorities may be repealed, revoked, or modified at any time, and any such change may have retroactive effect. We assume no obligation to update or supplement such opinion to reflect any change or developments in the application or interpretation of any such laws or authorities that may occur, or any fact or circumstance that may come to our attention, after the date of this letter.
This opinion letter is intended solely for use in connection with the resale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. The opinion expressed herein is a legal opinion only and does not constitute a guaranty or warranty of the matters stated. The opinion expressed herein is limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Strasburger & Price, LLP
Strasburger & Price, LLP